Exhibit 99.1

HCC ANNOUNCES PRELIMINARY FOURTH QUARTER 2012 CATASTROPHE LOSS ESTIMATE

HOUSTON (December 17, 2012) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today its preliminary estimate for fourth quarter 2012 catastrophe losses, after reinsurance and reinstatement premium, of $30 -  $35 million pretax.  These losses relate to Superstorm Sandy and primarily impacted the Company’s property treaty, property direct and facultative, and energy lines of business in the International segment.  The Company’s ultimate losses from this event may differ materially from its current estimate due to the uncertainties involved at this early stage, the complexities of the nature of the event and the ongoing collection of information.

“We estimate the after-tax losses from all 2012 catastrophic events, including Sandy, will be approximately 1% of our shareholders’ equity at December 31, 2011.  Sandy will result in a re-evaluation of exposure in the northeast, and we anticipate this re-evaluation will result in meaningful price increases,” commented John N. Molbeck, Jr., HCC’s Chief Executive Officer.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices in the United States, the United Kingdom, Spain and Ireland.  As of September 30, 2012, HCC had assets of $10.1 billion and shareholders’ equity of $3.5 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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